VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
                    STATEMENTS OF FINANCIAL CONDITION
                    AS OF DECEMBER 31, 1996 AND 1995


                                                            1996         1995
                                                     ___________   __________
ASSETS

Cash                                                 $    20,000  $        46
Investments, at fair value (Note 2 and Schedule I)
  Common stock of VICORP Restaurants, Inc.             1,039,197      845,861
  Mutual fund securities                              11,286,401   10,014,688
  Guaranteed investment contracts                      4,501,976    5,063,226
  Short-term investments                                  69,476      137,908
  Real estate                                          2,259,000    2,259,000
  U.S. Treasury Notes                                    201,594      306,532
Notes receivable from participants (Note 3)            1,476,067    1,639,536
Contributions receivable (Note 4)
  Company                                                526,383      345,784
  Participants                                            50,774       60,494
Interest and other receivables                            57,804        7,324
                                                      __________   __________
       Total assets                                   21,488,672   20,680,399
                                                      __________   __________


LIABILITIES

Refunds payable to participants                          110,214       12,145
Accrued expenses                                          25,721       14,097
Miscellaneous liabilities                                 20,436
                                                     ___________  ___________
       Total liabilities                                 156,371       26,242
                                                     ___________  ___________
PLAN EQUITY                                          $21,332,301  $20,654,157
                                                     ===========  ===========

    The accompanying notes and schedules are an integral part of the financial statements.


         VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
          STATEMENTS OF PLAN INCOME AND CHANGES IN PLAN EQUITY


                                         Year Ended   Year Ended   Year Ended
                                        December 31, December 31, December 31,
                                            1996         1995         1994
                                        ____________ ____________ ____________
NET INVESTMENT INCOME
  Interest income                       $  439,611   $  466,108   $  428,117
  Dividend income                        1,356,665      604,559      461,571
  Rental income                            244,022      241,109      235,433
  Administrative expenses                  (56,092)     (57,706)     (51,895)
                                         _________    _________    _________
     Net investment income               1,984,206    1,254,070    1,073,226

NET REALIZED GAINS (LOSSES)  (Note 7)
  Employer common stock                     44,629      (38,052)     (28,682)
  Other investments                        (20,490)     115,306      (20,938)

UNREALIZED APPRECIATION (DEPRECIATION)
  Employer common stock                    268,925     (690,351)     (46,502)
  Other investments                        177,492    1,816,926     (539,991)

CONTRIBUTIONS RECEIVED OR
              ACCRUED (Note 4)
  Company                                  526,383      345,784      750,942
  Participants                           2,134,738    2,366,991    2,758,090
  Rollovers                                 75,911      118,448        2,904
                                         _________    _________    _________
       Total additions                   5,191,794    5,289,122    3,949,049
                                         _________    _________    _________

WITHDRAWALS AND FORFEITURES (Note 5)
  Participant withdrawals                4,555,697    3,993,968    3,237,527
  Forfeitures redistributed                (42,047)     (76,111)     (59,113)
                                         _________    _________    _________
       Total withdrawals                 4,513,650    3,917,857    3,178,414
                                         _________    _________    _________

NET INCREASE IN PLAN EQUITY                678,144    1,371,265      770,635
PLAN EQUITY AT BEGINNING OF YEAR        20,654,157   19,282,892   18,512,257
                                        __________   __________   __________

PLAN EQUITY AT END OF YEAR             $21,332,301  $20,654,157  $19,282,892
                                        ==========   ==========   ==========





    The accompanying notes and schedules are an integral part of the financial statements.


         VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN
                      NOTES TO FINANCIAL STATEMENTS


1.   Description of Plan
     ___________________

     The VICORP Restaurants, Inc. Employees' Profit Sharing Plan (the "Plan"), was established October 1968 for the exclusive benefit of VICORP Restaurants, Inc. (the "Company" or "VICORP") employees and
     their beneficiaries.   The Plan is a defined contribution plan
     covering all employees of the Company who are at least 21 years of age and have completed one year of service as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Participants should refer to the Plan agreement for a more complete description of the Plan's
     provisions.   It is administered by the Plan Manager and Plan
     Administrator, all appointed by the Company's Board of Directors. The Plan's assets are managed through a trust agreement with The Bank of Cherry Creek, (the "Trustee"). Certain administrative and accounting services of the Plan are provided by the Company at no cost. Benefits under the Plan are not guaranteed by the Pension Benefit Guarantee Corporation.

2.   Summary of Significant Accounting Policies
     __________________________________________

     The financial statements of the Plan are presented on the accrual basis of accounting.

     Assets of the Plan are valued at fair values as of the end of the Plan year. Fair value is determined as follows:

     a. Investments in publicly traded stocks, bonds and mutual funds are valued based upon available market quotations as of the last business day of the Plan year.

     b. Investments in short-term cash equivalents are valued at cost, which approximates market value.

     c. Guaranteed investment contracts, including the Fidelity Managed Income Portfolio, are valued at the original investment plus interest earned through the last day of the Plan year. Cost plus interest approximates fair market value.

     d. Real Estate investments are valued at appraised value, as determined by independent appraisals performed from time to time and as adjusted by the Plan Manager when, in its judgment, material changes in value have occurred.

     Unrealized appreciation or depreciation is the difference between the fair value at the end of the current year and the cost of the investment, if acquired during the current Plan year, or the fair value at the beginning of the Plan year.

     Realized gain or loss on investments is the difference between the sales proceeds and the value of the Plan assets sold at the beginning of the year, or original cost if acquired and sold during the same Plan year.

     Benefits are recorded when paid.


     Use of Estimates
     ________________

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and changes in plan equity for each
     reporting period.   Actual results could differ from those
     estimates.

3.   Investment Programs
     ___________________

     Participant Contributions
     _________________________

     Effective April 1, 1989, participants are allowed to designate the investment of their contributions into various investment categories selected by the Plan Manager. Investment selections may be changed four times a year at the beginning of each calendar quarter. Participants may select from five investment funds. The minimum designation to any fund is 10% and thereafter, designations must be made in increments of 10%.

     The following summarizes the investment programs currently available to participants:

          The VICORP Restaurants, Inc. Common Stock Fund invests in VICORP Common Stock, which is publicly traded in the over-the-counter market and is quoted on the National Association of Securities Dealers, National Market System.

          The Guaranteed Investment Contract ("GIC") Fund invests in the Fidelity Managed Income Portfolio ("Fidelity Portfolio"). The Fidelity Portfolio is comprised of high quality fixed and variable rate investment contracts issued by insurance companies or banks, synthetic contracts, and units of a money
          market portfolio.   The Fidelity Portfolio is managed by
          Fidelity Management Trust Company, a division of Fidelity Investments. The GIC Fund seeks protection of principal with a fixed rate of return over a specified time period, with both principal and interest guaranteed by the issuing institution.

          The Fidelity Magellan Fund is a publicly traded mutual fund that actively seeks capital appreciation by investing in common stocks and securities convertible into common stock. This fund is managed by Fidelity Management & Research Company.

          The Fidelity Puritan Fund is a publicly traded mutual fund that seeks to produce as much income as possible while preserving capital by investing in a broadly diversified portfolio of high yielding securities, including common stocks, preferred stocks and bonds and securities convertible
          into common stock.   This fund is managed by Fidelity
          Management & Research Company.

          The Fidelity Equity-Income Fund is a publicly traded mutual fund that seeks to produce income by investing primarily in income-producing equity securities that also consider the potential for capital appreciation. This fund is managed by Fidelity Management & Research Company.

      The Plan Manager may add or delete investment categories at any time, as long as a diversified group of investment categories is available into which participants may invest.

      As of December 31, 1996, the number of participants in the above described investment programs was as follows:

               VICORP Stock Fund             577
               GIC Fund                      896
               Fidelity Magellan Fund        962
               Fidelity Puritan Fund         782
               Fidelity Equity-Income Fund   779
               Loan Fund (described below)   344

     The total number of participants in the above listing is greater than the total number of Plan participants because certain participants have elected more than one fund.

     Loans
     _____

     Participants may borrow from their vested account balances to the extent permitted by the Plan Manager as provided under current regulatory guidelines. Loans are considered an investment choice for the participants borrowing funds from the Plan. Repayment is required through payroll deductions over a maximum period of 5 years unless the loan is used to purchase, construct or rehabilitate the participant's principal residence, in which case repayment must be made within 10 years. Loans must be repaid in full at the time of termination. The interest rate on loans is 1% above the prime rate at the date the loan is made. At December 31, 1996, interest rates on outstanding loans ranged from 7.0% to 11.5% with maturity dates ranging from February 1, 1997 to November 28, 2006.

     Employer Contributions Fund
     ___________________________

     Company contributions are invested in real estate (Note 8), mutual fund investments, U.S. Treasury Notes, and short-term temporary cash investments. Company contributions are maintained in this fund, because they are directed by the Plan Trustee.

4.   Contributions
     _____________

     Eligible employees may elect to contribute, as a salary reduction, between 2% and 18% of their annual compensation, as defined in the Plan, with a maximum annual contribution of $9,500, $9,240 and $9,240 in 1996, 1995 and 1994, respectively, subject to certain limitations required by the Internal Revenue Service.
     Contributions made that are subsequently determined to exceed these limitations, together with income applicable to such amounts, are
     refunded to the affected participants at least annually.   Changes
     in the level of contributions may be made once each calendar quarter. Additionally, participants may discontinue or resume contributions voluntarily suspended, on a quarterly basis.

     The Company's contribution, if any, is determined annually by the Board of Directors. In years in which VICORP is profitable, a Company contribution will be made equal to a minimum of 2% of the aggregate compensation as defined in the Plan, of all participants in the Plan for that year. In no event will the Company's contribution exceed 15% of any participant's compensation during the year of participation in the Plan, nor will it exceed 15% of the aggregate compensation of all participants in the Plan for the year.

     The Company experienced losses in 1996, 1995 and 1994. However, at the request of VICORP management, the Board of Directors agreed to fund Company contributions in full for the Plan years ending December 31, 1996 and 1994. For the Plan year ending December 31, 1995, the Board of Directors agreed to fund the Company contribution subject to a maximum contribution of $335 per
     participant.   The plan was amended effective January 1, 1995 to
     provide for this contribution.

     Forfeitures from terminated Plan participants who are not fully vested in their employer contributions are reallocated to the accounts of active participants at the end of the Plan year in addition to the Company's contribution.

5.   Withdrawals, Distributions and Vesting
     ______________________________________

     Upon retirement, disability or termination of employment, participants' contributions and their vested employer fund account balances are available for distribution in a lump sum in the calendar quarter following the quarter in which their termination occurred or in monthly installments, as elected by the participant. All investments of a terminating participant will be converted to cash for purposes of distribution. Obligations for distributions to participants who terminated from the Plan prior to December 31, 1996 and 1995 are as follows:

                                                    December 31,
                                              _________________________
                                                 1996           1995
                                              _________________________
             VICORP Stock Fund             $   309,302    $   217,044
             GIC Fund                        1,188,107      1,326,283
             Fidelity Magellan Fund          1,587,778      1,463,917
             Fidelity Puritan Fund             652,695        509,090
             Fidelity Equity-Income Fund       779,208        463,090
             Employer Fund                   1,351,309      1,236,028
                                             _________      _________

                                            $5,868,399     $5,215,452
                                             =========      =========

     Of the above amounts, distributions amounting to $447,940 were requested by terminated participants prior to December 31, 1996, but were paid subsequent to year end. The above obligations are shown as a component of net assets in the accompanying financial statements.

     Participants are always 100% vested in their employee accounts. Years of service determine vesting amounts in the employer fund account balance. The Plan's vesting schedule is as follows:

                                                  Percentage of
                                                  Employer Fund
             Years of Service                Account Which is Vested
             ________________                _______________________

             Fewer than 2                               0
             2 or more but fewer than 3                20
             3 or more but fewer than 4                40
             4 or more but fewer than 5                60
             5 or more but fewer than 6                80
             6 or more                                100

     In-service withdrawals are limited to hardship withdrawals and par-
     ticipant loans.   Hardship withdrawals are taken from the
     participant's employee contribution account. Hardship withdrawals are permitted only if the participant has an immediate and heavy financial need, as defined, and has no other resources available to meet that need. If a participant qualifies for and receives a hardship withdrawal, contributions must be suspended for 12 months from the date of the hardship distribution, and the maximum contribution the participant may make the year following the year of distribution must be reduced by the amount contributed in the year of the withdrawal.

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

6.   Tax Status
     __________

     A favorable determination letter dated December 6, 1996, has been received by the Plan from the Internal Revenue Service ("IRS") indicating the Plan qualifies under Section 401(a) of the Internal Revenue Code (the "Code") and is exempt from federal income tax under Section 501(a) of the Code.

     Under the provisions of the Plan, participants may elect to defer their compensation from a minimum of 2% to a maximum of 18% (subject to certain limitations under the Code and the Plan) as employee contributions to the Plan. Amounts so deferred, along with amounts contributed by the employer and earnings thereon, are not taxable to participants until distributed from the Plan.

7.   Realized Gain (Loss) on Investments
     ___________________________________

                                          Employer       Other
                                         Securities    Securities    Total
                                         __________    __________    _____

       Year ended December 31, 1994
         Aggregate proceeds               $234,081      $519,699   $753,780
         Aggregate cost                    262,763       540,637    803,400
                                           _______       _______    _______
         Net realized gain (loss)         $(28,682)     $(20,938)  $(49,620)
                                           =======       =======    =======

       Year ended December 31, 1995
         Aggregate proceeds               $170,510      $809,000   $979,510
         Aggregate cost                    208,562       693,694    902,256
                                           _______       _______    _______
         Net realized gain (loss)         $(38,052)     $115,306   $ 77,254
                                           =======       =======    =======

       Year ended December 31, 1996
         Aggregate proceeds               $160,898    $1,086,492 $1,247,390
         Aggregate cost                    116,269     1,106,982  1,223,251
                                           _______     _________  _________
         Net realized gain (loss)         $ 44,629    $  (20,490)$   24,139
                                           =======     =========  =========

     Cost of investments sold represents the fair market value at the beginning of the Plan year or original cost for investments bought and sold during the same Plan year.

8.   Party-In-Interest Investments
     _____________________________

     As of December 31, 1996, the Plan held party-in-interest investments consisting of 78,430 shares of VICORP common stock and real estate for three restaurants operated by the Company, or franchisees of the Company, under the Company's trade names, (Village Inn, Bakers Square or Angel's Diner), all of which are leased to the Company. The restaurant interests are as follows:

          An undivided interest in the property and rents of 790 West Higgins Road, Hoffman Estates, Illinois, leased until February 14, 1999.

          An undivided interest in the property and rents of 203 North Fourth Street, Sterling, Colorado, leased until February 13, 1999.

          An undivided interest in the property and rents of 1440 South Country Club Drive, Mesa, Arizona, leased until February 14, 1999.


VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN     SCHEDULE I
STATEMENT OF INVESTMENTS HELD
AS OF DECEMBER 31, 1996


                                    Number of
                                    Shares or                Market     Market
                                    Principal                Value      Value
                                      Value **       Cost   of Issue   Per Unit
                                   __________      ______   ________   ________

* Common Stock of VICORP
    Restaurants, Inc.                 78,340  $ 1,418,197  $1,039,197  $ 13.25
                                               __________   _________
Mutual Fund Securities
 Fidelity Magellan Fund               66,999    4,962,541   5,403,423    80.65
 Fidelity Puritan Fund               131,265    2,124,961   2,263,062    17.24
 Fidelity Equity-Income Fund          60,265    2,118,616   2,581,138    42.83
 Brandywine Funds                     13,543      351,164     456,256    33.69
 SEI Capital Appreciation Portfolio   11,809      190,116     169,572    14.36
 Sogen                                15,828      369,897     412,950    26.09
                                               __________  __________

      Total Mutual Fund Securities             10,117,295  11,286,401
                                               __________  __________

Guaranteed Investment Contracts
 Fidelity Management Trust Company 4,501,976    4,501,976   4,501,976      N/A
                                                _________   _________


Short-Term Investments
 SEI Cash Plus Prime Obligation Fund  69,476       69,476      69,476      N/A
                                                _________   _________

U.S. Government Securities
 U.S. Treasury Notes, 6.625%,
         March 31, 1997                1,000       99,830     100,250   100.25
 U.S. Treasury Notes, 7.25%,
         February 15, 1998             1,000      101,344     101,344   101.34
                                                  _______     _______

      Total U.S. Government Securities            201,174     201,594
                                                  _______     _______

* Real Estate                                   2,090,000   2,259,000      N/A
                                                _________   _________

Notes Receivable from Participants
 (Interest rates ranging from 7.0% to 11.5%)    1,476,067   1,476,067
                                                _________   _________

Cash held by The Bank of Cherry Creek              20,000      20,000
                                                _________   _________


TOTAL INVESTMENTS                             $19,894,185 $20,853,711
                                               ==========  ==========

 *  This represents a party-in-interest.  (Note 8)
**  Rounded to the nearest whole share.




VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN            SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1996

                                               Fidelity   Fidelity    Fidelity
                                    VICORP     Magellan   Puritan     Equity-       GIC      Loan        Employer
                                  Stock Fund     Fund       Fund     Income Fund    Fund     Fund          Fund     Total
                                  __________  _________   ________   ___________    _____    _____       ________   _____

ASSETS
Cash                           $           $           $           $           $          $          $   20,000  $    20,000
Investments
 Common Stock of
   VICORP Restaurants, Inc.     1,039,197                                                                          1,039,197
 Mutual Fund Securities                      5,007,612   1,857,715  2,136,221                         2,284,853   11,286,401
 Guaranteed Investment Contracts                                                4,501,976                          4,501,976
 Short-term Investments             9,821        2,976         863      7,531      10,647                37,638       69,476
 Real Estate                                                                                          2,259,000    2,259,000
 U.S. Treasury Notes                                                                                    201,594      201,594
Notes receivable from participants                                                         1,476,067               1,476,067
Contributions receivable
 Company                                                                                                526,383      526,383
 Participants                       4,689       17,767       7,769      9,458      11,091                             50,774
Interest and other receivables         43          109      20,067        112         104                37,369       57,804
                                _________   __________    ________   ________   _________  _________  _________    _________
      Total assets              1,053,750    5,028,464   1,886,414  2,153,322   4,523,818  1,476,067  5,366,837   21,488,672
                                _________   __________    ________   ________   _________  _________  _________    _________

LIABILITIES


Refunds payable to participants     8,084       23,893       8,811     14,255       9,726                45,445      110,214
Accrued expenses                                                                                         25,721       25,721
Miscellaneous liabilities              62          262      20,062         15          35                             20,436
                                _________   __________    ________   ________    ________  _________   __________   _________
      Total liabilities             8,146       24,155      28,873     14,270       9,761                71,166      156,371
                                _________   __________    ________   ________    ________  _________   _________   _________

PLAN EQUITY                    $1,045,604   $5,004,309 $ 1,857,541 $2,139,052  $4,514,057 $1,476,067 $5,295,671  $21,332,301
                                =========    =========   =========  =========   =========  =========  =========   ==========


VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN         SCHEDULE II
ALLOCATION OF PLAN ASSETS AND LIABILITIES TO INVESTMENT PROGRAMS
AS OF DECEMBER 31, 1995

                                            Fidelity      Fidelity    Fidelity
                                VICORP      Magellan      Puritan     Equity-       GIC       Loan      Employer
                              Stock Fund      Fund         Fund     Income Fund     Fund      Fund        Fund         Total
                              __________    ________      ________  ___________     ____      ____      ________       _____

ASSETS
Cash                         $         1  $            $        1  $             $          $          $        44   $       46
Investments
 Common Stock of
   VICORP Restaurant, Inc.       845,861                                                                                845,861
 Mutual Fund Securities                    4,555,245    1,657,554   1,534,489                            2,267,400   10,014,688
 Guaranteed Investment Contracts                                                   5,063,226                          5,063,226
 Short-term Investments           36,205      19,571       14,950      15,548         21,363                30,271      137,908
 Real Estate                                                                                             2,259,000    2,259,000
 U.S. Treasury Notes                                                                                       306,532      306,532
Notes receivable from participants                                                           1,639,536                1,639,536
Contributions receivable
 Company                                                                                                   345,784      345,784
 Participants                      7,639      19,798        8,499       7,902         16,656                             60,494
Interest and other receivables       149         448          175         151             96                 6,305        7,324
                                 _______   _________      _______    ________       ________ _________   __________    _________
      Total assets               889,855   4,595,062    1,681,179   1,558,090      5,101,341 1,639,536   5,215,336   20,680,399
                                 _______   _________    _________   _________      _________ _________   _________   __________
LIABILITIES

Refunds payable to participants      160       7,451        1,672       2,277            585                            12,145
Accrued expenses                                                                                            14,097      14,097
                                 _______   _________     ________   _________      _________  ________   _________   _________
      Total liabilities              160       7,451        1,672       2,277            585                14,097      26,242
                                 _______   _________     ________   _________      _________  ________   _________   _________

PLAN EQUITY                    $ 889,695  $4,587,611   $1,679,507  $1,555,813     $5,100,756 $1,639,536 $5,201,239 $20,654,157
                                ========   =========    =========   =========      =========  =========  =========  ==========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN          SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS AS OF DECEMBER 31, 1996

                                           Fidelity       Fidelity    Fidelity
                                 VICORP    Magellan       Puritan      Equity-       GIC        Loan    Employer
                              Stock Fund    Fund           Fund     Income Fund      Fund       Fund     Fund        Total
                             ___________   ________      ________   ___________     ______      _____   ________     _______
Net Investment Income         $  1,410    $ 756,150     $ 221,548    $ 130,737   $ 279,847  $ 125,719  $ 468,795   $1,984,206

Net Realized Gains (Losses)
 Employer common stock          44,629                                                                                 44,629
 Other investments                          (37,586)        6,080        7,849                             3,167      (20,490)

Unrealized Appreciation
   (Depreciation)
 Employer common stock         268,925                                                                                268,925
 Other investments                         (177,313)       25,081      220,883                           108,841      177,492

Contributions Received
    or Accrued
 Company                                                                                                 526,383      526,383
 Participants                  215,378      718,494       324,815      355,327     520,724                          2,134,738
 Rollovers                         892       36,835         4,522       12,378      21,284                             75,911
                              ________     ________      ________     ________    ________   ________   ________    _________

     Total additions           531,234    1,296,580       582,046      727,174     821,855    125,719  1,107,186    5,191,794
                              ________     ________      ________     _________   ________   ________   ________    _________

Withdrawals and Forfeitures
 Participant withdrawals       338,818      980,767       429,001      323,517   1,016,045    413,537  1,054,012    4,555,697
 Forfeitures redistributed                                                                               (42,047)     (42,047)
                              ________     ________      ________     _________   ________   ________   ________    _________
      Total withdrawals        338,818      980,767       429,001      323,517   1,016,045    413,537  1,011,965    4,513,650
                              ________     ________      ________     _________   ________   ________   ________    _________

Transfer between Funds         (36,507)     100,885        24,989      179,582    (392,509)   124,349       (789)
                              ________     ________      ________     _________   _________  ________   ________     ________
Net Increase in Plan Equity    155,909      416,698       178,034      583,239    (586,699)  (163,469)    94,432      678,144
Plan Equity at Beginning
    of Year                    889,695    4,587,611     1,679,507    1,555,813   5,100,756  1,639,536  5,201,239   20,654,157
                              ________     ________      ________     _________   _________  ________   ________     ________

PLAN EQUITY AT END OF YEAR  $1,045,604   $5,004,309    $1,857,541   $2,139,052  $4,514,057 $1,476,067 $5,295,671  $21,332,301
                             =========    =========     =========    =========   =========  =========  =========   ==========




VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN          SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS AS OF DECEMBER 31, 1994

                                           Fidelity     Fidelity    Fidelity
                                VICORP      Magellan      Puritan     Equity-        GIC        Loan       Employer
                              Stock Fund     Fund          Fund     Income Fund      Fund       Fund        Fund        Total
                              __________    _________     ________   ___________      ____       ____       ________     ______
Net Investment Income          $ 3,078      $118,546       $106,376    $ 99,264   $304,456    $112,719      $328,787   $1,073,226

Net Realized Gains (Losses)
 Employer common stock         (28,682)                                                                                  (28,682)
 Other investments                            (1,749)          (243)       (628)                             (18,318)    (20,938)

Unrealized Appreciation
     (Depreciation)
 Employer common stock         (46,502)                                                                                  (46,502)
 Other investments                          (166,608)       (80,925)   (91,563)                             (200,895)   (539,991)

Contributions Received
    or Accrued
 Company                                                                                                     750,942     750,942
 Participants                  470,444       716,465        356,572    315,540     899,069                             2,758,090
 Rollovers                                       452            325        925       1,202                                 2,904
                              ________      ________       ________    _______     _______    ________       _______    ________
      Total additions          398,338       667,106        382,105    323,538   1,204,727     112,719       860,516   3,949,049
                              ________      ________       ________    _______     _______   ________        _______    ________

Withdrawals and Forfeitures
 Participant withdrawals       407,446       385,359        190,349    157,369     990,323     320,329       786,352   3,237,527
 Forfeitures redistributed                                                                                   (59,113)    (59,113)
                              ________      ________       ________    _______      _______   ________      ________   _________

      Total withdrawals        407,446       385,359        190,349    157,369     990,323     320,329       727,239   3,178,414
                              ________      ________       ________    _______     _______    ________      ________   _________

Transfer between Funds           5,535       162,733         88,014    154,114    (683,742)    278,083        (4,737)
                              ________      ________       ________    _______      _______    ________     ________   _________

Net Increase in Plan Equity     (3,573)      444,480        279,770    320,283    (469,338)     70,473       128,540     770,635
Plan Equity at Beginning
     of Year                 1,821,381     2,733,716      1,068,572    840,903   5,765,228   1,595,138     4,687,319  18,512,257
                              ________      ________       ________    _______   _________   _________    __________  __________

PLAN EQUITY AT END OF YEAR  $1,817,808    $3,178,196     $1,348,342 $1,161,186  $5,295,890  $1,665,611    $4,815,859 $19,282,892
                             =========     =========      =========  =========   =========   =========     =========  ==========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN          SCHEDULE III
ALLOCATION OF PLAN INCOME AND CHANGES IN PLAN EQUITY TO INVESTMENT PROGRAMS AS OF DECEMBER 31, 1995

                                            Fidelity       Fidelity       Fidelity
                              VICORP        Magellan       Puritan        Equity-        GIC       Loan         Employer
                            Stock Fund        Fund          Fund        Income Fund      Fund      Fund           Fund      Total
                            __________      ________       ________     ___________      _____     _____        ________    _____

Net Investment Income          $ 2,487       $263,649       $ 89,169   $   89,658   $  306,099 $  122,948    $  380,060 $ 1,254,070

Net Realized Gains (Losses)
 Employer common stock         (38,052)                                                                                     (38,052)
 Other investments                             40,301         19,357       18,387                                37,261     115,306

Unrealized Appreciation
    (Depreciation)
 Employer common stock        (690,351)                                                                                    (690,351)
 Other investments                            871,324        190,579      257,408                               497,615   1,816,926

Contributions Received
     or Accrued
 Company                                                                                                        345,784     345,784
 Participants                  343,855        756,841        340,608      304,843      620,844                            2,366,991
 Rollovers                                                    35,748       16,017       66,683                              118,448
                              ________        _______        _______      _______      _______   ________     _________   _________

      Total additions         (382,061)     1,932,115        675,461      686,313      993,626    122,948     1,260,720   5,289,122
                              ________        _______        _______      _______      _______   ________     _________   _________

Withdrawals and Forfeitures
 Participant withdrawals       393,765        721,547        284,429      302,498      937,274    404,165       950,290   3,993,968
 Forfeitures redistributed                                                                                      (76,111)    (76,111)
                              ________        _______        _______      _______      _______   ________     _________   _________

      Total withdrawals        393,765        721,547        284,429      302,498      937,274    404,165       874,179   3,917,857
                              ________        _______        _______      _______      _______   ________     _________   _________

Transfer between Funds        (152,287)       198,847        (59,867)      10,812     (251,486)   255,142        (1,161)
                              ________        _______        _______      _______      _______   ________     _________   _________

Net Increase in Plan Equity   (928,113)     1,409,415        331,165      394,627     (195,134)   (26,075)      385,380   1,371,265
Plan Equity at Beginning
     of Year                 1,817,808      3,178,196      1,348,342    1,161,186    5,295,890  1,665,611     4,815,859  19,282,892
                              ________        _______        _______      _______      _______   ________     _________   _________
PLAN EQUITY AT END OF YEAR  $  889,695     $4,587,611     $1,679,507   $1,555,813   $5,100,756 $1,639,536    $5,201,239 $20,654,157
                              ========      =========      =========    =========    =========  =========     =========  ==========

VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN          SCHEDULE IV
REPORTABLE TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS
FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                          Expenses
                                                                                          Incurred         Cost Basis
 Identity of     Description                        Number of    Purchase      Selling       with           at Date of    Net Gain
Party Involved   of Transaction                        Shares       Price      Price      Transaction     Transaction    (Loss)
______________   ______________                     _________    ________      _______    ____________    _____________  _________

The Bank of
 Cherry Creek    Three hundred ninety-one purchases -  4,562,971   $4,562,971   $        -           -    $ 4,562,971   $     -
                 SEI Cash Plus Prime Obligation Fund

The Bank of
 Cherry Creek    Three hundred fifty-five sales -       4,634,467            -    4,634,467          -      4,634,467          -
                 SEI Cash Plus Prime Obligation Fund

The Bank of
 Cherry Creek   Thirteen purchases -
                Fidelity Magellan Fund                     15,340    1,165,265           -           -      1,165,265          -

The Bank of
 Cherry Creek   Eleven sales -
                Fidelity Magellan Fund                      6,486            -      520,500          -        557,629    (37,129)

The Bank of
 Cherry Creek   Eight purchases -
                Fidelity Managed Income Portfolio         235,000      235,000           -           -        235,000          -

The Bank of
 Cherry Creek   Ten sales -
                Fidelity Managed Income Portfolio       1,075,000            -    1,075,000          -      1,075,000          -

          REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Plan Adminstrator and Plan Participants of
   VICORP Restaurants, Inc. Employees' Profit
   Sharing Plan:


We have audited the accompanying statements of financial condition including the Statement of Investments Held (Schedule I) of the VICORP RESTAURANTS, INC. EMPLOYEES' PROFIT SHARING PLAN (the "Plan") as of December 31, 1996 and 1995, and the related statements of Plan income and changes in Plan equity for each of the three years in the period ended December 31, 1996. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 1996 and 1995 and the Plan income and changes in Plan equity for the three years in the period ended December 31, 1996, in comformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of the Allocation of the Plan Assets and Libilities to Investment Programs as of December 31, 1996 and 1995 (Schedule II), the Allocation of Plan Income and Changes in Plan Equity to Investment Programs (Schedule III) for each of the three years in the period ended December 31, 1996 and Reportable Transcations in Excess of 5% of the Plan Assets for the year ended December 31, 1996 (Schedule IV), are presented for purposes of complying with the regulations of the Securities and Exchange Commission and the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedured applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material aspects in relation to the financial statements taken as a whole.


           ARTHUR ANDERSON LLP


Denver, Colorado
April 18, 1997